Exhibit 12

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

Direct Dial Number	E-Mail Address

October 31, 2008

Western Asset Emerging Markets Income Fund Inc.

55 Water Street

New York, New York 10041

Western Asset Emerging Markets Income Fund II Inc.

55 Water Street

New York, New York 10041

Re:        EMD/EDF Merger

Ladies and Gentlemen:

We have acted as counsel to Western Asset Emerging Markets Income Fund II Inc., a Maryland corporation (“Acquiring Fund”) and Western Asset Emerging Markets Income Fund Inc., a Maryland corporation (“Acquired Fund”) in connection with the proposed merger (the “Merger”) of the Acquired Fund with and into the Acquiring Fund, with the separate corporate existence of the Acquired Fund ceasing and the Acquiring Fund continuing as the surviving corporation. The Merger will be consummated pursuant to the Agreement and Plan of Merger, dated as of October 31, 2008, (including the exhibits thereto, the “Merger Agreement”), between the Acquiring Fund and the Acquired Fund. The time at which the Merger becomes effective is hereafter referred to as the “Effective Time.” For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement. This opinion is being delivered pursuant to Section 7.5 of the Merger Agreement.

We have examined (i) the Merger Agreement, (ii) the registration statement on Form N-14 (Registration Nos. 333-152308 and 811-07686) filed by the Acquiring Fund with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement”), and (iii) the representation letters of the Acquiring Fund and the Acquired Fund delivered to us for purposes of this opinion (the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by the Acquiring Fund and the Acquired Fund in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of the Acquiring Fund and the Acquired Fund or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Merger, the opinion expressed herein may become inapplicable.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	the Merger as provided in the Merger Agreement will constitute a reorganization within the meaning of Section 368(a)(1) of the Code and that the Acquiring Fund and the Acquired Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

2.	except for consequences regularly attributable to a termination of the Acquired Fund’s taxable year, no gain or loss will be recognized to the Acquired Fund as a result of the Merger or upon the conversion of shares of Acquired Fund Common Stock to shares of Acquiring Fund Common Stock;

3.	no gain or loss will be recognized to the Acquiring Fund as a result of the Merger or upon the conversion of shares of Acquired Fund Common Stock to shares of Acquiring Fund Common Stock;

4.	no gain or loss will be recognized to the shareholders of the Acquired Fund upon the conversion of their shares of Acquired Fund Common Stock to shares of Acquiring Fund Common Stock, except to the extent such shareholders are paid cash in lieu of fractional shares of Acquiring Fund Common Stock in the Merger;

5.	the tax basis of the Acquired Fund assets in the hands of the Acquiring Fund will be the same as the tax basis of such assets in the hands of the Acquired Fund immediately prior to the consummation of the Merger;

6.	immediately after the Merger, the aggregate tax basis of the Acquiring Fund Common Stock received by each holder of Acquired Fund Common Stock in the Merger (including that of fractional share interests purchased by the Acquiring Fund) will be equal to the aggregate tax basis of the shares of Acquired Fund Common Stock owned by such shareholder immediately prior to the Merger;

7.	a shareholder’s holding period for Acquiring Fund Common Stock (including that of fractional share interests purchased by the Acquiring Fund) will be determined by including the period for which he or she held shares of Acquired Fund Common Stock converted pursuant to the Merger, provided that such shares of Acquired Fund Common Stock were held as capital assets;

8.	the Acquiring Fund’s holding period with respect to the Acquired Fund’s assets transferred will include the period for which such assets were held by the Acquired Fund; and

9.	the payment of cash to the holders of Acquired Fund Common Stock in lieu of fractional shares of Acquiring Fund Common Stock will be treated as though such fractional shares were distributed as part of the Merger and then redeemed by the Acquiring Fund with the result that the holder of Acquired Fund Common Stock will generally have a capital gain or loss to the extent the cash distribution differs from such shareholder’s basis allocable to the fractional shares of Acquiring Fund Common Stock.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal law of the United States.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP